Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-202724

Important Notice Regarding Liquidation of Funds

PROSHARES TRUST II

ProShares Ultra Bloomberg Commodity

ProShares UltraShort Bloomberg Commodity

Supplement dated September 1, 2016

to each Fund’s Prospectus dated March 31, 2016

Effective on August 26, 2016, each of ProShares Ultra Bloomberg Commodity (UCD) and ProShares UltraShort Bloomberg Commodity (CMD) stopped trading its shares on the New York Stock Exchange and its portfolio holdings have been liquidated as of September 1, 2016. All references to UCD and CMD, other than their respective past performance information, are hereby removed from this prospectus.

Please retain this supplement for future reference.